Exhibit 99.1

3750 Torrey View Ct.

San Diego, CA 92130

www.CareFusion.com

FOR IMMEDIATE RELEASE

Contacts:

Media:	Jim Mazzola (858) 617-1203 jim.mazzola@carefusion.com	Investors:	Carol Cox (858) 617-2020 carol.cox@carefusion.com

CAREFUSION TO RESUME SHIPPING ALARIS® INFUSION PRODUCTS

SAN DIEGO, July 10, 2009 — CareFusion Corporation, the company that will become public from the planned spinoff of Cardinal Health’s clinical and medical products businesses, today announced it will immediately resume customer implementations of its Alaris® PC units and PCA (Patient Controlled Analgesia) modules following a shipping hold announced in March.

The company is ready to resume shipments following 510(k) clearance from the Food and Drug Administration (FDA) for a software correction that will be implemented on new Alaris PC units.

“The 510(k) clearance for our software correction is another important milestone in our continued progress under the amended consent decree,” said Dwight Winstead, chief operating officer of CareFusion. “We will continue to work closely with the FDA to fulfill all of our obligations under the amended consent decree and execute within our new quality system to manufacture products that are among the safest in the industry.”

The 510(k) clearance follows FDA acceptance of the company’s corrective action plan for field remediation of its infusion pumps that was announced on June 9. For Alaris PC units already with customers, CareFusion will begin implementing the software correction as part of this corrective action plan.

About CareFusion Corporation

CareFusion Corporation, a wholly owned subsidiary of Cardinal Health (NYSE:CAH), is expected to become a public company from the planned spinoff of Cardinal Health’s clinical and medical products businesses. The global company serves the health care industry with products and services that help hospitals measurably improve the safety and quality of health care. CareFusion develops market-

- more -

CareFusion News

leading technologies including Alaris® IV pumps, Pyxis® automated dispensing and patient identification systems, AVEA and Pulmonetic Systems ventilation and respiratory products, ChloraPrep® and MedMined™ services for infection prevention, neurological monitoring and diagnostic products, V. Mueller® surgical instruments, and an extensive line of products that support interventional medicine.

CareFusion employs more than 15,000 people across its global operations and serves customers in 120 countries. The company has applied to have its shares of common stock listed on the New York Stock Exchange under the ticker symbol “CFN.” More information may be found at www.carefusion.com.

Cautions Concerning Forward-Looking Statements

This news release contains forward-looking statements addressing the planned spinoff of Cardinal Health’s clinical and medical products businesses as a separate company named CareFusion Corporation, which is dependent upon future events or developments. These matters are subject to risks and uncertainties that could cause actual events (including the planned spinoff) and results to differ materially from those projected, anticipated or implied. These risks and uncertainties include uncertainties regarding the planned spinoff of CareFusion, including the timing and terms of any such spinoff and whether such spinoff will be completed as it is subject to a number of conditions. In addition, Cardinal Health and CareFusion are subject to additional risks and uncertainties described in CareFusion’s Form 10, as amended, and Cardinal Health’s Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports) and exhibits to those reports. Except to the extent required by applicable law, Cardinal Health and CareFusion undertake no obligation to update or revise any forward-looking statement.